UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 17, 2010
Gardner Denver, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13215	76-0419383

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Gardner Expressway Quincy, Illinois	62305

(Address of principal executive offices)	(Zip Code)
(217) 222-5400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On September 20, 2010, Gardner Denver, Inc. (the “Company”) announced the appointment of Michael M. Larsen as the Company’s Vice President and Chief Financial Officer effective as of October 11, 2010. Mr. Larsen succeeds Helen W. Cornell, who previously announced her intention to retire from the Company. Mrs. Cornell will remain with the Company as Executive Vice President through November 2010 to provide transitional support to Mr. Larsen.
     Mr. Larsen, age 41, has served as the Chief Financial Officer of GE Water & Process Technologies since 2009. From 2007 to 2009, Mr. Larsen served as the Manager, Finance, Parts & Repair Services of GE Energy Services. From 2005 to 2007, Mr. Larsen served as Manager, Financial Planning and Analysis of GE Industrial. Mr. Larsen currently resides in the greater Philadelphia metropolitan area.
     In connection with Mr. Larsen’s appointment, Mr. Larsen and the Company entered into an offer letter effective September 17, 2010 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Larsen’s compensation will include: (i) an annual base salary of $450,000; (ii) a target annual cash bonus of 60% of his base salary (with a maximum payout of 120% of the annual incentive target) subject to the Company’s achievement of performance goals established by the Management Development and Compensation Committee of the Board of Directors each year under the Company’s Executive Annual Bonus Plan; (iii) eligibility for cash and equity awards under the Company’s Long-Term Incentive Plan, as amended and restated; (iv) a special one-time award of 7,100 stock options, which (A) have an exercise price equal to the Company’s closing stock price on October 11, 2010 or Mr. Larsen’s first day of employment with the Company, whichever is later, and (B) vest in three equal annual installments commencing on the one-year anniversary of the grant date; (v) a special one-time award of 2,400 restricted stock units, which vest on the third anniversary of the grant date; (vi) a special one-time sign-on bonus of $100,000; (vii) participation in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan, which includes certain Company matching contributions under such plans; (viii) participation in the Company’s Long-Term Care Insurance Program for Executives; (ix) other executive benefits including annual tax planning and tax return preparation services, estate planning services (every five years), executive retirement planning, annual executive physical examinations, executive long-term disability insurance, Company matching of charitable donations of up to $2,500 annually; (x) a severance package if Mr. Larsen is involuntarily terminated for any reason other than for cause on or before the two-year anniversary of his date of hire, which includes (A) a cash severance payment equal to two times the sum of his base salary and bonus, (B) the continuation of medical, dental, and life insurance benefits for one year, and (C) outplacement services for up to one year; and (xi) other benefits generally available to Company employees including medical, dental, life insurance, and disability insurance.
     Under the terms of the Offer Letter, Mr. Larsen’s minimum bonus for 2010 will be $140,000, which is the estimated bonus he will no longer receive as a result of his resignation from his previous employer.
     In connection with Mr. Larsen’s appointment, he will enter into the Company’s forms of Executive Change in Control Agreement and Indemnification Agreement. Under the terms of the Executive Change in Control Agreement, if Mr. Larsen’s employment is terminated within the 24-month period following a change in control of the Company by (i) the Company for any reason other than for cause or (ii) Mr. Larsen for good reason, then Mr. Larsen will generally be entitled (A) to a cash severance payment equal to two times the sum of his base salary and bonus amount; (B) to the extent not included in his accrued compensation, to a pro-rata bonus amount for the year of termination, based on his bonus amount; and (C) to the continuation of medical, dental, and life insurance benefits for two years. The terms of the Indemnification Agreement generally provide that the Company will indemnify Mr. Larsen to the fullest extent permitted by law against any expenses, judgments, and settlements arising from or relating to his service as a director or executive officer of the Company.
     There is no arrangement or understanding between Mr. Larsen and any other person pursuant to which Mr. Larsen was appointed as Vice President and Chief Financial Officer of the Company. There are no related person transactions between the Company and Mr. Larsen reportable under Item 404(a) of Regulation S-K and Mr. Larsen does not have any family relationships with any director or executive officer of the Company.

     The foregoing summary of the Offer Letter and forms of the Executive Change in Control Agreement and Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the Offer Letter and forms of Executive Change in Control Agreement and Indemnification Agreement, which are filed hereto as Exhibit 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.
     A copy of the Press Release announcing Mr. Larsen’s appointment as the Company’s Vice President and Chief Financial Officer is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Offer Letter of Michael M. Larsen, effective September 17, 2010

10.2	Form of Executive Change in Control Agreement

10.3	Form of Indemnification Agreement

99.1	Gardner Denver, Inc. Press Release dated September 20, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GARDNER DENVER, INC.
Date: September 23, 2010	By:	/s/ Brent A. Walters
Brent A. Walters
Vice President, General Counsel, Chief Compliance Officer & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Offer Letter of Michael M. Larsen, effective September 17, 2010

10.2	Form of Executive Change in Control Agreement, filed as Exhibit 10.4 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed November 10, 2008, and incorporated herein by reference

10.3	Form of Indemnification Agreement, filed as Exhibit 10.4 to Gardner Denver, Inc.’s Annual Report on Form 10-K, filed March 28, 2002, and incorporated herein by reference

99.1*	Gardner Denver, Inc. Press Release dated September 20, 2010

*	Filed Herewith